UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 15, 2017

Mediacom LLC

Mediacom Capital Corporation

(Exact name of Registrants as specified in its charter)

New York	333-82124-01	06-1433421
New York	333-82124-04	06-1513997
(State of organization)	(Commission File No.)	(I.R.S. Employer Identification No)

1 Mediacom Way

Mediacom Park, NY 10918

(Address of principal executive offices)

Registrant’s telephone number, including area code: (845) 443-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See disclosure contained in Item 2.03 below, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The operating subsidiaries of Mediacom LLC (the “operating subsidiaries”) have a senior secured bank credit facility (the “credit facility”) that consists of revolving credit commitments and term loans. On February 15, 2017, the operating subsidiaries entered into a Second Amended and Restated Credit Agreement, dated as of February 15, 2017, with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, governing the credit facility (the “credit agreement”). The credit agreement provides for (i) term loans in the principal amount of $200.0 million (“Term Loan A-1”) and $800.0 million (“Term Loan K” and, together with Term Loan A-1, the “new term loans”), and (ii) a $370.0 million revolving credit facility (the “new revolver”).    On February 15, 2017, the full amount of the new term loans was borrowed by the operating subsidiaries, the new revolver became effective, and the previous $362.5 million revolving credit facility (the “old revolver”) was terminated.

The net proceeds of the new term loans, along with a drawdown of approximately $169.1 million under the new revolver, were used to: (i) repay the entire outstanding balances of $165.9 million, $145.8 million, $243.1 million and $342.1 million under the old revolver, Term Loan A, Term Loan F and Term Loan G, respectively; (ii) fund the redemption of the entire $250.0 million in aggregate principal amount outstanding of Mediacom LLC and Mediacom Capital Corporation’s existing 7 1⁄4% senior notes due 2022 (the “7 1⁄4% Notes”) at an aggregate redemption price of $259.1 million; and (iii) pay approximately $13.0 million of related fees and expenses.

Borrowings under the new revolver bear interest at a floating rate or rates equal to, at the discretion of the operating subsidiaries, the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.75% to 2.75%, or the Prime Rate plus a margin ranging from 0.75% to 1.75%. Commitment fees on the unused portion of the new revolver are payable at a rate ranging from 0.25% to 0.50%. The applicable margin on outstanding borrowings, and commitment fees charged on the unused portion of the new revolver, are determined by certain financial ratios pursuant to the credit agreement. The new revolver expires on the earliest of (i) February 15, 2022; (ii) 91 days prior to the final maturity of any term loan under the credit facility if $200.0 million or more remains outstanding under such term loan on that date; or (iii) six months prior to the scheduled maturity date of any affiliated subordinated indebtedness that is then outstanding.

Borrowings under Term Loan A-1 bear interest at a floating rate or rates equal to, at the discretion of the operating subsidiaries, LIBOR plus a margin ranging from 2.00% to 3.00%, or the Prime Rate plus a margin ranging from 1.00% to 2.00%. The applicable margin charged is determined by certain financial ratios pursuant to the credit agreement. Term Loan A-1 matures on November 15, 2021, and is subject to quarterly reductions of $2.5 million beginning on March 31, 2017. The obligations of the operating subsidiaries under Term Loan A-1 are governed by the terms of the credit agreement.

Borrowings under Term Loan K bear interest at a floating rate or rates equal to, at the discretion of the operating subsidiaries, LIBOR plus a margin of 2.25%, subject to a minimum LIBOR of 0.75%, or the Prime Rate plus a margin of 1.25%, subject to a minimum Prime Rate of 1.75%. Term Loan K matures on February 15, 2024, and is subject to quarterly reductions of $2.0 million beginning on June 30, 2017. If on or before August 15, 2017, the borrowers prepay Term Loan K from the proceeds of a substantially concurrent borrowing of term loans with an interest rate less than the interest rate applicable to Term Loan K (calculated as provided in the credit agreement), then the prepayment shall be accompanied by a fee equal to 1.00% of the aggregate principal amount of Term Loan K so prepaid. The obligations of the operating subsidiaries under Term Loan K are governed by the terms of the credit agreement.

Item 8.01.	Other Events

As previously disclosed, on January 12, 2017 Mediacom LLC and Mediacom Capital Corporation (the “issuers”) called for redemption the entire $250.0 million aggregate principal amount outstanding of the 7 1⁄4% Notes. In accordance with the redemption provisions of the 7 1⁄4% Notes and related indenture, the 7 1⁄4% Notes were redeemed in full on February 15, 2017 (the “redemption date”) at a price equal to $1,036.25 for each $1,000 principal amount outstanding, for an aggregate redemption price of $259.1 million. In addition, the February 15, 2017 interest payment was made as required under the indenture governing the 7 1⁄4% Notes, and interest on the Notes ceased to accrue on the redemption date.

As a result of the redemption, none of the 7 1⁄4% Notes remain outstanding, and the issuers’ obligation under the related indenture to file annual, quarterly and other periodic reports with the Securities and Exchange Commission (“SEC”) has terminated. As a result, the issuers intend to cease filing voluntary reports with the SEC.

A copy of the press release announcing the completion and funding of the new revolver and new term loans is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press release, dated February 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2017

Mediacom LLC

By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer

Date: February 15, 2017

Mediacom Capital Corporation

By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer

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